Exhibit 99.1

NEWS NEWS

Contact: John Corsi
FOR IMMEDIATE RELEASE	Phone: +1.720.286.2087
E-Mail: jcorsi@ch2m.com

CH2M HILL Elects CEO Lee McIntire Chairman of the Board

DENVER, November 12, 2009 – CH2M HILL, a global full service consulting, design, construction, and operations firm, announces that CEO and President Lee A. McIntire has been elected Chairman of the Board of Directors, effective January 1, 2010. He will assume the role from interim Chairman, Jerry Geist, an outside director.

McIntire joined CH2M HILL as President and Chief Operating Officer in February 2006. In January 2009, the Board of Directors appointed McIntire as the Chief Executive Officer. McIntire has more than 30 years of international experience in the engineering and construction industry. He also lends his leadership to several organizations, including the U.S.-Brazil CEO Forum, the Council on Competiveness, Aspen Institute’s Dialogue and Commission on Arctic Climate Change, the National Petroleum Council, the World Business Council on Sustainable Development and advisory boards for several academic institutions.

Jerry Geist has been a member of CH2M HILL’s Board of Directors since 1989 and will continue to serve CH2M HILL as an outside director. CH2M HILL’s Board is comprised of nine employee directors and four outside independent directors.

Headquartered near Denver, Colo., employee-owned CH2M HILL is a global leader in engineering, procurement, construction, management and operations for government, civil, industrial and energy clients. With $6.4 billion in revenue and more than 25,000 employees, CH2M HILL is an industry-leading program management, construction management and design firm, as ranked by Engineering News-Record (2009). The firm’s work is concentrated in the areas of energy, water, transportation, environmental, nuclear and industrial facilities. The firm has long been recognized as a most-admired company and leading employer, including being named by FORTUNE as one of the 100 Best Companies to Work For (2009). Visit www.ch2mhill.com.

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